Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of IntriCon Corporation of our reports dated March 15, 2010, with respect to the consolidated balance sheets of IntriCon Corporation and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows and related financial statement schedule for the years ended December 31, 2009, 2008, and 2007, which are included in the annual report on Form 10-K of Intricon Corporation and Subsidiaries for the year ended December 31, 2009.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
August 6, 2010